Exhibit 99.1

Gopher Protocol Develops

GopherInsight(TM) - a Breakthrough,

Heuristic-Based (Conscience System)

Mobile Technology

Gopher Protocol Inc.September 9, 2015 2:59 PMGlobeNewswire

PERRIS, Calif., Sept. 9, 2015 (GLOBE NEWSWIRE) -- GopherInsight(TM) is a new integrated circuit technology developed by Gopher Protocol, Inc. (GOPH), a company that specializes in next-generation mobile systems - http://gopherprotocol.com/. GopherInsight(TM) is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

It is believed to be a first of its kind in which the patented microcomputer can be embedded within a mobile device's microchip. It can also be provided as an independent microchip or installed on a SIM card.

GopherInsight(TM) will seamlessly communicate with its mobile app software and applications across every operating system as well as with other devices, through its private, secured, global network. In addition to turning every mobile device into a part of a global, self-developing network, Gopher's hardware and software will work to optimize a mobile device's computing power by increasing the processing speed of its CPU, which significantly extends its battery life and enhances the devices functionality.

The system will learn and adapt to the consumer's shopping habits over time by proactively offering products and services through its categorized delivery system. Furthermore, as the heuristic-based system evolves it becomes a personal assistant for the users personal and business activities.

It is believed that there is no singular application/platform or system that exists today that can learn and adapt to the consumer's shopping habits in a wide variety of domains. The market is crowded with applications for delivery services and directory platforms across multiple domains, yet these applications are simply switchboards, "Push Button" based apps for up-sell algorithms across vertical search data.

A GopherInsight(TM) device enables registered users to have direct communication and data sharing, worldwide through its microchip and supporting mobile software.

GopherInsight(TM) microchip connects us all!

Gopher owns or has licensed Intellectual Property (IP) in the integrated circuit and mobile software domains to the following:

•	Five (5) pending patents

•	Trademark filed - GopherInsight(TM)

•	Software/Hardware Technologies owned

•	Worldwide, known Tech figures/Prestigious Universities Advisory Board in formation

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft -http://neftapp.com/

Contact:

Michael D. Murray, CEO
Gopher Protocol Inc.
888-685-7336